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                                                                    Exhibit g(2)


                        INVESTMENT SUB-ADVISORY AGREEMENT

     AGREEMENT, made as of January 19, 2001, between Whitney Holdings LLC (the "Investment Adviser") and Scudder Weisel Capital LLC ("Scudder Weisel").

     WHEREAS, Scudder Weisel has been retained by Scudder Weisel Capital Entrepreneurs Fund (the "Fund"), a Delaware business trust registered as a closed-end investment management company under the Investment Company Act of 1940, as amended (the "1940 Act"), to provide investment management services to the Fund pursuant to an Investment Management Agreement dated January 19, 2001 ("Investment Management Agreement");

     WHEREAS, the Fund's Board of Trustees, including a majority of the trustees who are not "interested persons," as defined in the Investment Company Act of 1940 ("1940 Act"), of the Fund, Scudder Weisel, or the Investment Adviser, and the Fund's shareholders have approved the appointment of the Investment Adviser to perform certain investment advisory services for the Fund pursuant to this Agreement, and the Investment Adviser is willing to perform such services for the Fund; and

     WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

     NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed between Scudder Weisel and the Investment Adviser as follows:

     1. APPOINTMENT. Scudder Weisel hereby appoints the Investment Adviser to perform investment advisory services for the Fund for the periods and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided. The Investment Adviser will be an independent contractor and will have no authority to act for or represent the Fund or Scudder Weisel in any way or otherwise be deemed an agent of the Fund or Scudder Weisel except as expressly authorized in this Agreement or another writing by the Fund, Scudder Weisel and the Investment Adviser.

     2. INVESTMENT ADVISORY DUTIES. Subject to the supervision of the Fund's Board of Trustees and Scudder Weisel, the Investment Adviser will, in coordination with Scudder Weisel: (i) provide a program of continuous investment management for the Fund in accordance with the Fund's investment objective, policies and limitations as stated in the Fund's Registration Statement on Form N-2 as filed with the Securities and Exchange Commission ("SEC"), as may be amended from time to time ("Registration Statement"), a copy of which shall be provided to the Investment Adviser by Scudder Weisel, and in accordance with any other investment guidelines or instructions received in writing by the Investment Adviser from Scudder Weisel; (ii) make investment decisions for the Fund; and (iii) place orders to purchase and sell securities


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for the Fund. In particular, the Investment Adviser will be responsible for the market timing of purchases and sales and for strategies used in managing the Fund's investment portfolio.

     In performing its investment advisory services for the Fund hereunder, the Investment Adviser will provide the Fund with ongoing investment guidance and policy direction, including oral and written research, analysis, advice, statistical and economic data and judgments regarding individual investments, general economic conditions and trends and long-range investment policy. The Investment Adviser will determine the securities, private equity and debt interests, instruments, repurchase agreements, options, futures and other investments and techniques that the Fund will purchase, sell, enter into or use, and will provide an ongoing evaluation of the Fund's portfolio. The Investment Adviser will determine what portion of the Fund's portfolio shall be invested in securities and other assets.

     The Investment Adviser represents that it has reviewed the Registration Statement and represents and warrants that with respect to disclosure about the Investment Adviser or information relating to the Investment Adviser or the investment program conducted by the Investment Adviser for the Fund or that otherwise relates directly or indirectly to the Investment Adviser's activities in connection with the Fund (such disclosure and information being hereinafter collectively referred to as "Investment Adviser Information"), such Registration Statement contains, as of the date of this Agreement, no untrue statement of any material fact and does not omit any statement of material fact that was required to be stated therein or necessary to make the statements contained therein not misleading; it being understood that the Investment Adviser shall have no responsibility for any other portion of the Registration Statement. The Investment Adviser further represents and warrants that it is an investment adviser registered under the Advisers Act and has made all required adviser notice filings under the laws of all jurisdictions in which the conduct of its business hereunder requires such filings.

     The Investment Adviser further agrees that, in performing its duties hereunder, it will:

     (a) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Fund's Board of Trustees;

     (b) use reasonable efforts to manage the Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder, although the Investment Adviser may rely upon the accuracy of information the Fund's administrator, custodian, or other service provider, (including, but not limited to, Scudder Weisel) provides to it, and will not be liable for any losses of the Fund or its shareholders due to the Investment Adviser's use of incorrect or incomplete information supplied by the administrator;

     (c) place orders pursuant to its investment determinations for the Fund directly with the issuer, or with any broker or dealer, in accordance with applicable policies expressed in the Registration Statement and in accordance with applicable legal requirements. Without limiting


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the foregoing, the Investment Adviser shall use its best efforts to obtain for the Fund the most favorable price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In placing orders for the purchase or sale of portfolio securities on behalf of the Fund and other clients of the Investment Adviser, the Investment Adviser shall act in accordance with the securities allocation and aggregation policies approved by the Fund's Board of Trustees and in accordance with applicable legal requirements. Subject to the appropriate policies and procedures approved by the Board of Trustees, the Investment Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, cause the Fund to pay a broker or dealer that provides brokerage or research services to the Investment Adviser or the Fund an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Investment Adviser determines, in good faith, that such amount of commission is reasonable in relation to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Investment Adviser's overall responsibilities to the Fund or its other advisory clients. To the extent authorized by said Section 28(e) and the Fund's Board of Trustees, the Investment Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action;

     (d) regularly report to the Board of Trustees and Scudder Weisel with respect to the implementation of the Fund's investment program and furnish to the Fund whatever statistical information and reports as the Board of Trustees may reasonably request with respect to the Fund's assets or contemplated investments. In addition, the Investment Adviser will keep the Fund and the Board of Trustees informed of developments materially affecting the Fund's portfolio and shall, on the Investment Adviser's own initiative, furnish to the Fund from time to time whatever information the Investment Adviser believes appropriate for this purpose;

     (e) make available to Scudder Weisel, the Fund, and the Fund's administrator, custodian or other agent as directed by the Fund (the "Agent") promptly upon their request, such copies of its investment records and ledgers with respect to the Fund as may be required to assist Scudder Weisel, the Agent and the Fund in their compliance with applicable laws and regulations. The Investment Adviser will furnish the Trustees with such periodic and special reports regarding the Fund as they may reasonably request;

     (f) immediately notify Scudder Weisel and the Fund in the event that the Investment Adviser or any of its affiliates: (i) becomes aware that it is subject to a statutory disqualification that prevents the Investment Adviser from serving as an investment adviser pursuant to this Agreement; or (ii) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Investment Adviser agrees to notify the Fund and Scudder Weisel immediately of any material fact known to the Investment Adviser respecting or relating to the Investment Adviser that is not contained in the Registration Statement, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. The Investment Adviser further agrees to notify the Fund and Scudder Weisel immediately if the


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chief executive officer or controlling shareholder of the Investment Adviser or the portfolio manager of the Fund changes or there is otherwise an actual change in control or management of the Investment Adviser;

     (g) provide determinations of the fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating the Fund's net asset value, in accordance with the procedures and methods established by the Fund's Board of Trustees.

     3. ALLOCATION OF CHARGES AND EXPENSES. Except as otherwise specifically provided in this Section 3, the Investment Adviser shall pay the expense of all necessary services it provides under this Agreement, including the compensation and expenses of all its directors, officers and employees who serve as trustees, officers or employees of the Fund (including the Fund's share of payroll taxes, if any), and the Investment Adviser shall make available, without expense to the Fund, the service of its directors, officers and employees who may be duly elected trustees, officers or employees of the Fund, subject to their individual consent to serve and to any limitations imposed by law.

     The Investment Adviser shall not be required to pay any expenses of the Fund other than those specifically allocated to the Investment Adviser in this
Section 3. In particular, but without limiting the generality of the foregoing, the Investment Adviser shall not be responsible, except to the extent of the reasonable compensation of such of the Fund's trustees, officers or employees as are directors, officers or employees of the Investment Adviser whose services may be involved, for the following expenses of the Fund: organization and offering expenses of the Fund (including out-of-pocket expenses, but not including the Investment Adviser's overhead and employee costs); fees payable to Scudder Weisel, to the Investment Adviser and to any other Fund advisers or consultants, including an advisory board if applicable; legal expenses; auditing and accounting expenses; interest expenses; telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; fees and expenses incurred by or with respect to the Fund in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage for the Fund's officers and employees; fees and expenses of the Fund's administrator or of any custodian, subcustodian, transfer agent, registrar, or dividend disbursing agent of the Fund; payments to an agent for maintaining the Fund's financial books and records and calculating the net asset value of the Fund's shares; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates and, except as provided below in this
Section 3, other expenses in connection with the issuance, offering, distribution or sale of securities issued by the Fund; expenses relating to investor and public relations; expenses of registering and qualifying shares of the Fund for sale; freight, insurance and other charges in connection with the shipment of the portfolio securities of the Fund; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Fund, or of entering into other transactions or engaging in any investment practices with respect to the Fund; expenses of printing and distributing prospectuses, Statements of Additional Information, reports, notices and dividends to shareholders; costs of stationery; litigation expenses; costs of


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shareholders' and other meetings; and the compensation and all expenses
(specifically including travel expenses relating to the Fund's business) of officers, trustees and employees of the Fund who are not interested persons of the Investment Adviser. The Investment Adviser shall be reimbursed for any of the foregoing expenses it incurs on behalf of the Fund.

     4. COMPENSATION. (a) As compensation for the services provided and expenses assumed by the Investment Adviser under this Agreement, Scudder Weisel will pay the Investment Adviser monthly in arrears a fee, calculated on each day during such month at the annual rate of 1.00% of the Fund's average daily net assets. For this purpose, average daily net assets will reflect the liability accrued for the incentive fee payable to Scudder Weisel pursuant to paragraph 5(b) of the Investment Management Agreement. The value of the net assets of the Fund shall be determined pursuant to the applicable provisions of the Declaration of Trust, By-Laws and Registration Statement of the Fund, each as amended from time to time. If, pursuant to such provisions, the determination of net asset value is not determined or is suspended for any particular business day, then for the purposes of this Section 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of its net assets as of the close of regular trading on the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund's portfolio may lawfully be determined, on that day. If the determination of the net asset value of the shares of the Fund has been so suspended or has not been determined for a period including any month-end when the Investment Adviser's compensation is payable pursuant to this Section, then the Investment Adviser's compensation payable with respect to such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month). If the Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Section 4.

     (b) As additional compensation for the services provided and expenses assumed by the Investment Adviser under this Agreement, Scudder Weisel will pay the Investment Adviser an annual incentive fee equal to 100% of the incentive fee, if any, received by Scudder Weisel from the Fund pursuant to paragraph 5(b) of the Investment Management Agreement.

     5. BOOKS AND RECORDS. The Investment Adviser agrees to maintain such books and records with respect to its services to the Fund as are required by
Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Investment Adviser also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Fund and will be surrendered promptly to the Fund upon its request. The Investment Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations. The Investment Adviser shall keep confidential any information obtained in connection with its duties hereunder and


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disclose such information only if the Fund has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities.

     6. STANDARD OF CARE AND LIMITATION OF LIABILITY. The Investment Adviser shall give the Fund the benefit of its best efforts and judgment in rendering the services provided by the Investment Adviser under this Agreement. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the holders of the Fund's shares in connection with the matters to which this Agreement relates or due to its use of incomplete or incorrect information supplied to it by the Fund's custodian, administrator, or other service provider (including, but not limited to, Scudder Weisel), provided that nothing in this Agreement shall be deemed to protect or purport to protect the Investment Adviser against any liability to the Fund or to holders of the Fund's shares to which the Investment Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Investment Adviser's reckless disregard of its obligations and duties under this Agreement. As used in this Section 6, the term "Investment Adviser" shall include any officers, directors, employees or other affiliates of the Investment Adviser performing services for the Fund.

     7. SERVICES NOT EXCLUSIVE. It is understood that the services of the Investment Adviser are not exclusive, and that nothing in this Agreement shall prevent the Investment Adviser from providing similar services to other investment companies (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Investment Adviser's ability to meet its obligations to the Fund hereunder. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Investment Adviser nor any of its directors, officers or employees shall act as a principal or agent or receive any commission except to the extent permitted by applicable law and regulation and as authorized by the Fund's Board of Trustees. If the Investment Adviser provides any advice to its clients concerning the shares of the Fund, the Investment Adviser shall act solely as investment counsel for such clients and not in any way on behalf of the Fund. Nothing in this Agreement shall be implied to prevent Scudder Weisel from engaging other sub-advisers to provide investment advice and other services in relation to the Fund for which the Investment Adviser does not provide such services, or to prevent Scudder Weisel from providing such services itself in relation to the Fund.

     8. DURATION AND TERMINATION. (a) This Agreement shall continue until the date that is two years from the day first written above, unless sooner terminated as provided herein. Notwithstanding the foregoing, this Agreement may be terminated: (i) at any time, without penalty by the Fund, upon the vote of a majority of the Fund's Trustees or by vote of the majority of the Fund's outstanding voting securities (as defined in the 1940 Act), upon sixty (60) days' written notice to the Investment Adviser; or (ii) by the Investment Adviser upon sixty (60) days' written notice to the Fund. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act) or the assignment or termination of the Investment Management Agreement.


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     (b)  If the Investment Adviser shall serve hereunder for a period less than a full month, the compensation provided for in Section 4(a) shall be prorated according to the proportion which such period bears to the full month and shall be payable within ten (10) business days after termination of this Agreement. If the Investment Adviser shall serve hereunder for a period terminating prior to the end of a calendar year, the Investment Adviser shall not be entitled hereunder to receive a pro rata or other portion of any incentive fee compensation provided for in Section 4(b) paid by the Fund to Scudder Weisel that relates to such period or any subsequent period.

     9. AMENDMENTS. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), and (ii) a majority of the Fund's Trustees, including a majority of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law; provided, however, that this Agreement may be amended upon approval by an affirmative vote of a majority of the Fund's Trustees without shareholder approval to the extent consistent with applicable law, as may be modified by any exemptive order or interpretation received from the SEC.

     10. USE OF NAMES. The Investment Adviser shall have no right to use the name, trade name, trademarks, service marks, logos or other indicia of identity or origin of the Fund or Scudder Weisel or any other affiliate of or investment company managed by Scudder Weisel (each, a "Mark") for any commercial purposes, including, without limitation, in or on any advertising or promotional materials, press releases or web sites, without the prior written consent of Scudder Weisel, which Scudder Weisel may grant in its discretion and withdraw upon ten (10) days' notice to the Investment Adviser. Notwithstanding the foregoing, the Investment Adviser may include the name of the Fund on any list of clients it publicly distributed during such time as this Agreement remains in effect. At such time as this Agreement shall no longer be in effect between Scudder Weisel and the Investment Adviser, or Scudder Weisel no longer is a licensee of a Mark, the Investment Adviser shall (to the extent that, and as soon as, it lawfully can) cease to use the Marks. In no event shall the Investment Adviser use a Mark or any other name or mark confusingly similar thereto (including, but not limited to, any name or mark that includes the name "Scudder" or "Weisel") if this Agreement is terminated.

     11. INDEMNIFICATION. (a) The Investment Adviser agrees to indemnify and hold harmless Scudder Weisel, any affiliated person within the meaning of
Section 2(a)(3) of the 1940 Act ("affiliated person") of Scudder Weisel (which shall not be deemed to include the Fund) and each person, if any who, within the meaning of Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), controls ("controlling person") Scudder Weisel, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which Scudder Weisel or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or


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otherwise, arising out of the Investment Adviser's responsibilities as portfolio manager of the Fund: (i) to the extent of and as a result of the willful misfeasance, bad faith, or gross negligence by the Investment Adviser, any of the Investment Adviser's employees or representatives or any affiliate of or any person acting on behalf of the Investment Adviser; (ii) as a result of the reckless disregard by the Investment Adviser of its duties hereunder; (iii) as a result of any untrue statement or alleged untrue statement of a material fact contained in Investment Adviser Information set forth in a prospectus or statement of additional information contained in the Registration Statement of the Fund or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading; (iv) as a result of a breach of any term of this Agreement or of applicable law; or (v) without limiting the generality of the foregoing, to the extent, and as a result, of the failure of the Investment Adviser to execute, or cause to be executed, portfolio transactions according to the standards and requirements set forth in the 1940 Act; PROVIDED, HOWEVER, that in no case is the Investment Adviser's indemnity in favor of Scudder Weisel or any affiliated person or controlling person of Scudder Weisel deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

     (b) Scudder Weisel agrees to indemnify and hold harmless the Investment Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act ("affiliated person") of the Investment Adviser and each person, if any who, within the meaning of Section 15 of the 1933 Act, controls ("controlling person") the Investment Adviser, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Investment Adviser or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of Scudder Weisel's responsibilities as investment manager of the Fund: (i) to the extent and as a result of the willful misfeasance, bad faith, or gross negligence by Scudder Weisel, any of Scudder Weisel's employees or representatives or any affiliate of or any person acting on behalf of Scudder Weisel; (ii) as a result of the reckless disregard by Scudder Weisel of its duties hereunder; (iii) as a result of any untrue statement or alleged untrue statement of a material fact (excluding Investment Adviser Information) set forth in a prospectus or statement of additional information contained in the Registration Statement of the Fund or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading; or (iv) as a result of a breach of any term of this Agreement or of applicable law.


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     12.  MISCELLANEOUS.

     (a) This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     (b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     (c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

     (d) Any notice, instruction or other communication required or contemplated by the Agreement shall be in writing. All such communications shall be addressed to the recipient at the address set forth below, provided that either party may, by notice, designate a different address for such party:

                    Scudder Weisel:
                    Scudder Weisel Capital LLC
                    88 Kearny St., 21st Fl.
                    San Francisco, CA  94108
                    Attn: Christopher E. Nordquist, General Counsel

                    Investment Adviser:
                    Whitney Holdings LLC
                    177 Broad Street
                    Stamford, CT  06901
                    Attn: Kevin Curley, General Counsel


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


     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first written above.

                                        SCUDDER WEISEL CAPITAL LLC


                                        By: ____________________________________
                                            Name:
                                            Title:


                                        WHITNEY HOLDINGS LLC


                                        By: ____________________________________
                                            Name:
                                            Title:


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